Exhibit 99.1

For Immediate Release

Local Corporation Reports First Quarter 2014 Financial Results

IRVINE, Calif., May 8, 2014 — Local Corporation (NASDAQ: LOCM), a leading local advertising technology company, reported its financial results for the first quarter 2014.

“We entered 2014 focused on three avenues to drive long-term shareholder value: growing our core business, leveraging our Krillion® data technology and monetizing our intellectual property,” said Fred Thiel, Local Corporation, CEO and chairman of the board. “I am excited about my expanded role in the company and look forward to working with our talented team to deliver on our vision and take the company to the next level. In the last six months, we have expanded our Network; increased the number of impressions, clicks and calls in our Extended Ad Network; and launched new products, including two ad technology products and one app powered by Krillion. Overall, we believe our first quarter results demonstrate our ability to invest in our business while fostering growth.”

“Additionally, we are in the process of transferring the majority of our patents from Local Corporation to a dedicated IP holding subsidiary, while the Krillion patent will be consolidated with our other Krillion assets into our Krillion subsidiary. We believe this organizational structure will create flexibility to monetize our IP through licensing and/or other strategic alternatives. We believe these efforts will facilitate revenue growth in 2015 and beyond,” added Thiel.

Key Highlights:

•	Grew total revenue 22% year-over-year to $26.2 million.

•	Increased Network revenue 78% year-over-year to $14.8 million.

•	Reduced net loss 16% year-over-year, reporting net loss of $2.8 million.

•	Delivered Adjusted EBITDA* of $712,000 while investing in growth.

•	Reported $189 revenue per thousand visitors (RKVs), up from $178 in fourth quarter 2013.

*	Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; LEC reserve; and finance-related charges. See detail reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

First Quarter 2014 Results Highlights:

(in thousands, except per share amounts)	Q1 2014	Q4 2013	Q1 2013
Owned & Operated	$11,417	$10,701	$13,180
Network	14,763	16,104	8,283

Revenue	$26,180	$26,805	$21,463

GAAP net loss	$(2,828)	$(1,679)	$(3,353)
Diluted GAAP net loss per share	$(0.12)	$(0.07)	$(0.15)

Adjusted EBITDA*	$712	$1,353	$685
Diluted Adjusted EBITDA per share*	$0.03	$0.06	$0.03

Cash	$3,711	$5,069	$3,067

*	See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

“First quarter 2014 revenue of $26.2 million grew 22% year-over-year based on strong contributions from our Extended Ad Network,” said Ken Cragun, Local Corporation chief financial officer. “Total Network revenue grew 78% year-over-year, as we added both new Network partners and ad products for publishers. The growth in Network revenue combined with operating efficiencies realized in 2013 enabled the company to continue to invest in new initiatives and deliver Adjusted EBITDA of $712,000 in the first quarter of 2014.”

•	Revenue for the first quarter of 2014 was $26.2 million, a decrease of 2% compared to fourth quarter 2013 revenue of $26.8 million, an increase of 22% over first quarter 2013 revenue of $21.5 million.

•	Owned & Operated (O&O) Revenue for the first quarter of 2014 was $11.4 million. Compared to the fourth quarter of 2013, O&O revenue increased 7% from $10.7 million, the second straight quarter of sequential revenue growth for O&O based on improvements in monetization. However, it decreased 13% from $13.2 million in the first quarter 2013, due to a year-over-year reduction in revenue per click from a major partner and a change in the traffic mix that was more heavily weighted toward mobile, which monetizes at a lower rate.

•	Network Revenue for the first quarter of 2014 was $14.8 million. Network revenue was down 8% compared to $16.1 million in the seasonally strong fourth quarter of 2013. However, compared to the first quarter of 2013, Network revenue increased 78% from $8.3 million, mainly due to the increase in revenue from the company’s Extended Ad Network and partially offset by a decrease in organic traffic to certain Managed Network partner sites. The Extended Ad Network is comprised of select online and mobile publishers who have available advertising inventory and are looking for access to relevant advertisers to generate additional revenue to their sites and apps. The Managed Network consists of online publishers that implement the company’s white-labeled hosted local search solutions.

•	Gross margin for the first quarter of 2014 was 22%, a decrease from 27% in the first quarter of 2013 and 24% in the fourth quarter of 2013. The decrease reflects the decline in high-margin organic traffic.

•	GAAP net loss for the first quarter of 2014, which included $1.0 million in severance charges, was $2.8 million, or ($0.12) per diluted share. This compares to a fourth quarter 2013 GAAP net loss of $1.7 million, or ($0.07) per diluted share and a first quarter 2013 GAAP net loss, which included $747,000 in severance charges of $3.4 million, or ($0.15) per diluted share.

•	Adjusted EBITDA for the first quarter of 2014 was $712,000, or $0.03 per diluted share. This compares to fourth quarter 2013 Adjusted EBITDA of $1.4 million, or $0.06 per diluted share, and first quarter 2013 Adjusted EBITDA of $685,000, or $0.03 per diluted share.

•	Cash balance was $3.7 million as of Mar. 31, 2014, a decrease of approximately $1.4 million compared to the Dec. 31, 2013 cash balance of $5.1 million, due largely to severance payments.

•	Debt as of Mar. 31, 2014 included borrowings of $9.6 million under its Square 1 Bank credit facility and $5.0 million related to its subordinated secured convertible notes. The Square 1 Bank credit facility had availability of approximately $2.0 million as of Mar. 31, 2014.

First Quarter 2014 Operating Highlights:

	Q1 2014	Q4 2013	Q1 2013
Monthly Unique Visitors (MUVs, millions)
Overall Traffic	72	80	106
Organic Traffic	17	26	49
Mobile Traffic	23	31	32

Revenue per thousand Visitors (RKV)	$189	$178	$215

“During the first quarter, we continued to roll out new ad tech products to increase traffic and revenue,” concluded Thiel. “We believe these new products were well received by our Network publishers and drove strong growth for our Extended Ad Network. Also, while we are still in the early stages with the Krillion platform, we are launching and testing new ad products featuring our proprietary local shopping data. For example, we partnered with a national retailer this quarter on nFuse™ powered by Krillion. In 2014, we expect to launch more new ad products, increase distribution and onboard new advertisers, retailers and publishers.”

•	Overall traffic on the sites and Network decreased sequentially as expected from the seasonally strong fourth quarter. The MUV decrease from the prior year period is due to lower organic traffic as a result of algorithmic changes by a large search engine that negatively affected traffic to many of the company’s Network sites.

•	Organic traffic on the site and Network, defined as all non-SEM sourced traffic, decreased sequentially and year-over-year. The company’s Network team is working on improving the content and presentation of the Network sites, along with other efforts intended to improve the relevance of these Network sites, all of which the company believes will increase the level of organic traffic received by such sites.

•	Mobile traffic decreased sequentially as expected, due to the change in shopping patterns after the holiday season. This year-over-year decrease reflects the lower organic traffic.

•	Revenue per thousand visitors (RKV) increased 6% sequentially, reflecting the impact of our efforts to enhance the user experience to optimize revenue and expand margins. RKV was down 12% year-over-year primarily due to the traffic mix, which was more heavily weighted toward mobile, which monetizes at a lower rate.

Krillion Highlights:

Krillion, the enterprise-ready flexible platform, seamlessly integrates local shopping data across multiple distribution channels. The initiative is in its early stages and will enable the company to generate revenue from data licensing and performance ad units.

•	Launched nFuse™, a hyperlocal, data-driven mobile ad solution powered by Krillion. The company has conducted an nFuse beta test with a national retailer in two markets with positive initial results, prompting the retailer to extend the test by adding new cities.

•	Launched nStore™, which is powered by Krillion’s where-to-buy StockCheck™ technology to enable manufacturers to drive shoppers to retailers through their branded websites, mobile sites and apps, social channels and rich media ads.

•	Released Version 1.5 of the Havvit™ app for iOS® 7-enabled devices powered by Krillion to provide real-time inventory availability that informs shoppers if their desired product is in stock and available at nearby stores. Version 1.5 also includes Krillion’s smart price comparison feature that alerts shoppers if their desired product is available at a lower price from another retailer nearby.

Other Highlights:

•	Launched Mobile Display Ad Network providing advertisers and publishers with additional reach and exposure for their brands through the distribution of relevant display ads across Local’s Extended Ad Network of online sites and apps.

•	Launched nList™, which utilizes the company’s proprietary technology to enable publishers to build an engaging web page featuring both paid and organic content. The solution also provides reporting functionality, which is both critical for the company’s publishers and its own internal quality assessments.

•	Named Fred Thiel CEO in addition to his continued role as chairman of the board.

Fiscal 2014 Financial Guidance:

Revenue – The company continues to expect 2014 revenue of between $103 million and $107 million, which at the mid-point, is an increase of 11% over 2013 revenue.

Adjusted EBITDA** – The company reiterated expected Adjusted EBITDA for 2014 to be between $3 million and $4 million or between $0.13 and $0.17 per diluted share, assuming diluted weighted average shares of 23.5 million taking into account the dilutive effect of stock options and warrants. The decrease from 2013 Adjusted EBITDA is a result of the company’s continued investments in expanding new initiatives in shopping and mobile and due to lower than expected gross margins from lower organic traffic.

Projected 2014 Adjusted EBITDA Factors:

•	Interest Expense of $1.7 million

•	Income Tax Provision of $200,000

•	Depreciation Expense of $4.0 million

•	Amortization Expense of $900,000

•	Stock Compensation Expense of $800,000

•	Severance Charges of $1.8 million

•	Warrant and conversion option revaluation expense items are undeterminable, but may be significant non-cash gains or losses**

**	The valuation of the warrant liability and the conversion option liability is based in large part on the underlying price and volatility of the company’s common stock during the period. Since the company cannot predict this, the company cannot project the non-cash gain or loss in connection with these warrants and the conversion option, and therefore, cannot reasonably project its GAAP net income (loss). Therefore, the company cannot provide GAAP guidance, but does report GAAP results.

Conference Call Information:

CEO and chairman of the board Fred Thiel and CFO Ken Cragun, will host a conference call today at 5 p.m. ET to discuss the results and outlook. Investors and analysts can participate in the call by dialing 1-877-883-4693 or 1-315-625-6982, passcode #33027431. To listen to the webcast, or to view the press release, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com.

The replay can be accessed for approximately one week starting at 7:30 p.m. ET the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode # 33027431. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local advertising technology company that connects millions of online and mobile consumers with businesses and products through a variety of innovative digital advertising solutions. The company’s patented Krillion® local shopping platform aggregates, localizes and distributes dynamic, national and regional retail shopping content, from approximately 120,000 store locations, representing nearly 3 million localized products. For more information, visit: http://www.localcorporation.com or http://www.krillion.com. To download the company’s iOS® 7-compatible Havvit™ shopping app, go to: iTunes® (http://bit.ly/1d8Y111).

IOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites, including at a profit, our ability to adapt our business following the shifts in our monetization partners, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies and our Krillion local shopping technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy and technological changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” which we define as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; LEC reserve; and finance related charges. Adjusted EBITDA, as defined above, is not a measurement under GAAP. Adjusted EBITDA is reconciled to net income (loss) which we believe is the most comparable GAAP measure. A reconciliation of net income (loss) to Adjusted EBITDA is set forth at the end of this press release.

Management believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, net income (loss) from discontinued operations, derivatives’ revaluation charges; accrued lease liability/asset; severance charges; LEC reserve; and finance related charges which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the company’s business operations.

A limitation of non-GAAP Adjusted EBITDA is that it excludes items that often have a material effect on the company’s net income (loss) and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted EBITDA in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to, GAAP net income (loss) or earnings (loss) per share.

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Investor Relations Contact:

LHA

Kirsten Chapman, 415-433-3777

local@lhai.com

Media Relations Contact:

Local Corporation

Cameron Triebwasser, 949-789-5223

ctriebwasser@local.com

LOCAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$3,711	$5,069
Accounts receivable, net of allowances of $655 and $533, respectively	18,219	17,298
Escrow receivable	390	390
Prepaid expenses and other current assets	701	957

Total current assets	23,021	23,714

Property and equipment, net	6,134	6,073
Goodwill	19,281	19,281
Intangible assets, net	2,214	2,439
Long-term receivable, net of allowances of $3,431 and $3,431, respectively	—	—
Deposits	72	72

Total assets	$50,722	$51,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,371	$12,786
Accrued compensation	1,294	1,462
Deferred rent	273	323
Warrant liability	710	537
Other accrued liabilities	1,587	2,403
Revolving line of credit	9,567	7,342
Current portion of term loan	—	1,500
Deferred revenue	195	202

Total current liabilities	27,997	26,555

Long-term portion of term loan	—	375
Senior secure convertible notes, net of discount of $1,276 and $1,533, respectively	4,435	4,017
Deferred income taxes	621	347

Total liabilities	33,053	31,294

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 23,227 and 23,038 issued and outstanding, respectively	—	—
Additional paid-in capital	124,461	124,249
Accumulated deficit	(106,792)	(103,964)

Stockholders’ equity	17,669	20,285

Total liabilities and stockholders’ equity	$50,722	$51,579

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$26,180	$21,463

Costs and expenses:
Cost of revenues	20,405	15,594
Sales and marketing	2,350	3,179
General and administrative	3,318	2,947
Research and development	1,559	1,735
Amortization of intangibles	225	231

Total operating expenses	27,857	23,686

Operating loss	(1,677)	(2,223)

Interest and other income (expense), net	(543)	(842)
Change in fair value of derivative liabilities	(334)	5

Loss from continuing operations before income taxes	(2,554)	(3,060)

Provision for income taxes	274	72

Net loss from continuing operations	(2,828)	(3,132)
Income (loss) from discontinued operations (net of taxes)	—	(221)

Net loss	$(2,828)	$(3,353)

Per share data:
Basic net loss per share from continuing operations	$(0.12)	$(0.14)

Basic net loss per share from discontinued operations	$—	$(0.01)

Basic net loss per share	$(0.12)	$(0.15)

Diluted net loss per share from continuing operations	$(0.12)	$(0.14)

Diluted net loss per share from discontinued operations	$—	$(0.01)

Diluted net loss per share	$(0.12)	$(0.15)

Basic weighted average shares outstanding	23,225	22,564
Diluted weighted average shares outstanding	23,225	22,564

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Stock-based Compensation Expense*

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cost of revenues	$12	$28
Sales and marketing	29	134
General and administrative	195	290
Research and development	17	82

Total stock-based compensation expense	$253	$534

Basic and diluted net stock-based compensation expense per share	$0.01	$0.02

*-	Excludes impact of discontinued operations.

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,828)	$(3,353)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	1,104	1,267
Provision for doubtful accounts	150	—
Stock-based compensation expense	253	543
Loss on exchange of warrants	—	723
Change in fair value of derivative liabilities	334	(5)
Non-cash interest expense	257	—
Deferred income taxes	274	—
Changes in operating assets and liabilities:
Accounts receivable	(1,071)	(98)
Long-term receivable	—	6
Note receivable	—	50
Prepaid expenses and other	256	(359)
Other non-current assets	—	(10)
Accounts payable and accrued liabilities	551	2,253
Deferred revenue	(7)	40

Net cash (used in) provided by operating activities	(727)	1,057

Cash flows from investing activities:
Capital expenditures	(940)	(635)

Net cash used in investing activities	(940)	(635)

Cash flows from financing activities:
Proceeds from exercise of options	—	1
Payment of financing related costs	(41)	(94)
Payment of term loan	(1,875)	—
Proceeds from (payment of) revolving credit facility	2,225	(958)

Net cash provided by (used in) financing activities	309	(1,051)

Net decrease in cash	(1,358)	(629)
Cash, beginning of period	5,069	3,696

Cash, end of period	$3,711	$3,067

Supplemental Cash Flow Information:
Interest paid	$202	$118

Income taxes paid	$—	$—

LOCAL CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Net loss	$(2,828)	$(3,353)	$(1,679)

Less interest and other income (expense), net	543	842	522
Plus provision (benefit) for income taxes	274	72	18
Plus amortization of intangibles	225	231	225
Plus depreciation	879	904	1,120
Plus stock-based compensation	253	534	207
Less revaluation of derivatives	334	(5)	(871)
Plus net loss from discontinued operations	—	221	90
Plus LEC reserve	—	—	1,721
Plus accrual for lease liability	—	256	—
Plus finance related charges	—	236	—
Plus severance charges	1,032	747	—

Adjusted EBITDA	$712	$685	$1,353

Diluted Adjusted EBITDA per share	$0.03	$0.03	$0.06

Diluted weighted average shares outstanding	23,254	22,687	23,231